                                                             Exhibit No EX-99.1

The group may be deemed  to  beneficially  own more than 10% of the  outstanding voting securities of the issuer. All the directors and officers of The James and
Agnes Kim Foundation (the "Kim  Foundation")  are members of the family of James
J. Kim. Accordingly,  if the Kim Foundation were to acquire shares in the future as a result of exercising  the  conversion  right,  it might be expected to vote those  shares of common  stock of the  issuer in  concert  with the James J. Kim family - James J. Kim and Agnes C. Kim  (husband  and  wife);  and Susan Y. Kim,
David D. Kim and John T. Kim  (children  of James and Agnes Kim) - and the David
D. Kim Trust,  the John T. Kim Trust,  the Susan Y. Kim Trust, and the Trusts of
Susan Y. Kim dated 4/16/98 for the benefit of Alexandra  Panichello,  Jacqueline
Panichello and Dylan Panichello (children of Susan Y. Kim). The reporting person states  that the filing of this Form 4 Report  shall not be deemed an  admission that the reporting  person is the beneficial  owner of the reported  securities, for purposes of Section 16 of the  Securities  Exchange Act of 1934, as amended, or for any other purpose.